Exhibit 10.20

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made as of the 19th day of December, 2017 by and between 750 UNIVERSITY, LLC, a California limited liability company ("Landlord") and ATOMERA INCORPORATED, a Delaware corporation ("Tenant").

R E C I T A L S

A.       Tenant currently leases from Landlord approximately, which Landlord and Tenant hereby agree consists of approximately three thousand three hundred ninety-six (3,396) rentable square feet of space located at 750 University Avenue, Suite 280, Los Gatos, California (the "Premises") pursuant to that certain lease dated January 19, 2017 (the "Lease").

B.       The Lease provides for a termination date of January 31, 2018.

C.       Landlord and Tenant desire to extend the term of the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereby mutually promise, covenant and agree as follows:

1.       Term. The term of the Lease is hereby extended for three (3) years from and after February 1, 2018, so that the term of the Lease shall extend to and include January 31, 2021. The period commencing on February 1, 2018 and ending on January 31, 2021 is referred to herein as the "Extended Term".

2.       Basic Rent. During the Extended Term the basic rent as provided in paragraphs 4(a) and 5(a) of the Lease shall be as follows:

February 1, 2018 through January 31, 2019	$12,735.00 per month

February 1, 2019 through January 31, 2020	$13,117.05 per month

February 1, 2020 through January 31, 2021	$13,510.56 per month

3.       Direct Expense Increases. During the Extended Term, Tenant shall continue to pay to Landlord Tenant's Percentage Share of Direct Expense Increases as provided in paragraph 5 of the Lease, except that the Base Year for purposes of determining the Direct Expense Increases shall be 2018.

4.       Cash Security Deposit.

4.1       Concurrently with Tenant's execution of this Amendment, Tenant shall deliver to Landlord the sum of Twelve Thousand Seven Hundred Thirty-five Dollars ($12,735.00), which sum shall be held by Landlord as a security deposit for the faithful performance by Tenant of all of the terms, covenants and conditions of this lease to be kept and performed by Tenant. It is expressly understood and agreed that such deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. If Tenant defaults with respect to any provision of this lease, including but not limited to, the provisions relating to the payment of basic rent and direct expenses, Landlord may (but shall not be required to) use, apply, or retain all or any part of this security deposit for the payment of any amount which Landlord may spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of default. If any portion of said deposit is so used, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in the amount sufficient to restore the security deposit to its original amount; Tenant's failure to do so shall be a material breach of this lease. Landlord shall not be required to keep this security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant is not in default at the expiration or termination of this lease, the security deposit or any balance thereof shall be returned to Tenant after Tenant has vacated the Premises. In the event of termination of Landlord's interest in this lease, Landlord shall transfer said deposit to Landlord's successor in interest, and Tenant agrees that Landlord shall thereupon be released from liability for the return of such deposit or any accounting therefor.

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4.2       Tenant may not assign or encumber the security deposit, except in connection with a permitted assignment of this lease consented to in writing by Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant or Tenant's officers, agents, employees, independent contractors, or invitees.

5.       Cancellation of Letter of Credit Requirement. Upon delivery of the cash security deposit to Landlord as specified in paragraph 4 above, paragraph 4(f) of the Lease shall be deleted in its entirety and the letter of credit required thereunder shall be cancelled and Tenant shall have no further obligation to provide a letter of credit to Landlord.

6.       Tenant Improvements. Landlord will perform a remodel within the Premises at Tenant's request during the Extended Term between October 1, 2018 and June 30, 2019, with no less than ninety (90) days advance written notice from Tenant. The remodel shall consist of the tenant improvements ("Tenant Remodel Work") specified in the plans and specifications attached hereto as Exhibit A. Tenant will cooperate with Landlord and Landlord's contractor to allow Landlord's contractor to complete the Tenant Remodel Work.

7.       Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker other than McCandless Management Corporation (Landlord’s broker) and agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all claims from any other broker claiming to have represented Tenant in connection with this Amendment.

8.       Authority. Each individual executing this Amendment on behalf of a corporation represents and warrants that he/she is duly authorized to execute and deliver this Amendment on behalf of the corporation and that this Amendment is binding upon said corporation in accordance with its terms.

6.       Restatement of Other Lease Terms. Except as specifically modified herein, all terms, covenants and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this lease as of the date first written above.

Landlord: 750 UNIVERSITY, LLC, a California limited liability company		Tenant: ATOMERA INCORPORATED, a Delaware corporation

By	McCandless Management corporation, a California corporation, its Authorized Agent By: /s/ Steven E. Sund Name: Steven E. Sund Title: President Date: 12/19/17	By: /s/ Scott A. Bibaud Name: Scott A. Bibaud Title: President Date: 12/19/17 By: /s/ Francis B. Laurencio Name: Francis B. Laurencio Title: CFO Date: December 19, 2017

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